UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2003

Caterpillar Financial Services Corporation

(Exact name of Registrant as specified in its charter)

0-13295

(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue

Nashville, Tennessee 37203-0001

(Address of principal executive offices, with zip code)

(615) 341-1000

(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure

The following consists of Caterpillar Financial Services Corporation's Third-Quarter Results released on October 16, 2003. This information is being provided under Item 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

CAT FINANCIAL ANNOUNCES THIRD-QUARTER 2003 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record third-quarter revenues of $445 million, an increase of $29 million or 7 percent compared with third quarter 2002. Profit after tax was $67 million, an $11 million or 20 percent increase from third quarter 2002.

The increase in revenues was primarily due to the continued growth of finance receivables and leases of $50 million, a favorable change in gain/loss on the sale of equipment returned from lease of $10 million, and interest from Caterpillar Inc. related to the intercompany effects of an audit settlement with the Internal Revenue Service for several prior tax years of $9 million. These favorable items were partially offset by the impact of generally lower interest rates of $32 million and a decrease in gain on publicly securitized receivables of $18 million. The decrease in securitized receivables gain was related to the timing of the public securitization, which took place in the second quarter this year ($22 million) versus a similar gain in the third quarter last year ($18 million.)

The increase in profit was primarily due to the growth of finance receivables and leases, the favorable change in gain/loss on the sale of equipment returned from lease, and the intercompany interest from Caterpillar Inc. related to prior years' tax audit settlements. These favorable items were partially offset by the decreased gain on publicly securitized receivables.

New retail financing business was a record $2.11 billion, an increase of $349 million or 20 percent from the same period one year ago.

Past dues over 30 days were 3.1 percent compared to 4.2 percent at the end of the same period one-year ago. Write-offs, net of recoveries, were $15 million during the quarter compared with $21 million for the third quarter of 2002.

Caterpillar Vice President and Cat Financial President James S. Beard said, "We are pleased to see the strong growth in new retail financing volume. These results, combined with the continued excellent quality of our portfolio, can be attributed to the outstanding performance of our worldwide team."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2003 VS. THIRD QUARTER 2002

(ENDING SEPTEMBER 30)

(Millions of dollars)

	2003	2002	CHANGE
Revenues	$ 445	$ 416	7%
Net Profit	$ 67	$ 56	20%
New Retail Financing Business	$ 2,106	$ 1,757	20%
Total Assets	$18,531	$16,521	12%

FIRST NINE MONTHS 2003 VS. FIRST NINE MONTHS 2002

(ENDING SEPTEMBER 30)

(Millions of dollars)

	2003	2002	CHANGE
Revenues	$ 1,293	$ 1,178	10%
Net Profit	$ 189	$ 149	27%
New Retail Financing Business	$ 5,776	$ 5,298	9%

Caterpillar contact:

Kelly Wojda

Corporate Public Affairs

(309) 675-1307

Wojda_Kelly_g@cat.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: October 16, 2003	By:/s/ R. Clay Thompson
R. Clay Thompson
Secretary